UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*


Intercell Corporation
(Name of Issuer)

common stock
(Title of Class of Securities)

458441300
(CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



________________________________________________________________________________

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    QUEENSWAY FINANCIAL HOLDINGS LIMITED
    90 Adelaide Street West, Suite 500
    Toronto, Ontario, Canada
    M5H 3V9
________________________________________________________________________________

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (a) ___
    (b) ___
_______________________________________________________________________________

3   SEC USE ONLY

______________________________________________________________________________


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Toronto, Ontario, Canada
_______________________________________________________________________________
NUBMER OF          5    SOLE VOTING POWER
SHARES                  12,248,767
BENEFICIALLY
OWNED BY      6    SHARED VOTING POWER
EACH                    0
REPORTING
PERSON             7    SOLE DISPOSITIVE POWER
WITH                    12,248,767

              8    SHARED DISPOSITIVE POWER
                   0
_______________________________________________________________________________

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    12,248,767
______________________________________________________________________________

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

_______________________________________________________________________________

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    15.4%
_______________________________________________________________________________

12  TYPE OF REPORTING PERSON

    HC
_______________________________________________________________________________


SEE INSTRUCTIONS BEFORE FILING OUT!


Item 1

(a)      Name of Issuer:
    Intercell Corporation

(b) Address of Issuer's Principal Executive Offices:
    370 Seventeenth Street
    Suite 3290
    Denver, CO
    80202

Item 2

(a) Name of Person Filing:
    Queensway Financial Holdings Limited

(b) Address of Principal Business Office or, if none, Residence:
    90 Adelaide Street West, Suite 500
    Toronto, Ontario, Canada
    M5H 3V9

(c) Citizenship:
    Canadian

(d) Title of Class of Securities:
    common stock

(e) CUSIP Number:
    458441300


Item 3

The person filing this statement is a: (g) Parent Holding Company


Item 4

Ownership

(a) Amount Beneficially Owned:
12,24
8,767
(b) Percentage of Class:                                                  15.4%
(c) Number of shares as to which such person has:
    1.   sole power to vote or to direct the vote
12,24
8,767
    2.   shared power to vote or to direct the vote
              0
    3.   sole power to dispose or to direct the disposition of
    12,2
48,767
    4.   shared power to dispose or to direct the disposition of
              0

Item 5

Ownership of Five Percent or Less of a Class:

The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities ( ).


Item 6

Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable.


Item 8

Identification and Classification of Members of the Group:

Not applicable.


Item 9

Notice of Dissolution of Group:

Not applicable.


Item 10

Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes of effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 14, 1999
Date

Crystal Maloney
Signature

Manager, Treasury
Name/Title